EXHIBIT 5


                                 JAMES N. BARBER
                                 Attorney at Law
                            Suite 100, Bank One Tower
                                50 West Broadway
                            Salt Lake City, UT 84101
Telephone:  (801)  364-6500
Fax:  (801)  364-3406

                                December 30, 2001

Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

     Re:  Flexxtech  Corporation

Dear  Sir  or  Madam:
     I have acted as counsel for Flexxtech Corporation, a Nevada corporation (Flexxtech) in connection with its registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act") relating to the registration of over 30,000,000 shares of its common stock, no par value per share, pursuant to Rule 415 of Regulation C under the Act at offering prices to be established by the market price of Flexxtech Shares. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and By-laws of the Company, actions by the Board of Directors, and other relevant documents.

     Based upon my examination of relevant documents, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada and that the Shares, when sold and issued, will be validly authorized and issued, fully paid, and non-assessable common shares of Flexxtech Corporation.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

     Sincerely,
     /s/  James  N.  Barber
     James  N.  Barber